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                                                                    Exhibit 99.1

CHICAGO--(BUSINESS WIRE)--April 6, 2000--WorldPort Communications, Inc. (OTCBB:
WRDP- news) today announced plans to pursue a new business strategy, focused on the European complex Web hosting market. The new strategy sets the stage for WorldPort's early entry into the rapidly growing European market.

WorldPort intends to provide complex Web hosting, network management, Internet monitoring, disaster recovery, and security solutions that allow business customers to completely outsource mission-critical Internet operations. In addition, the Company will focus on providing hosting services to the rapidly developing European mobile Internet application market. As part of its business plan, WorldPort intends to establish data centers in strategic locations throughout Western Europe that are expected to enable the Company to provide end-to-end service to medium and large corporations as well as ISPs.

"Our vision is to ignite the power of the Internet with a full portfolio of services, including mobile application hosting," said Carl Grivner, President and CEO of WorldPort Communications. "Our first step in achieving this is to leverage our existing capital to aggressively ramp-up operations, establish data centers, offer a full range of services, and ultimately enhance and grow our customers' Internet capabilities." Market analysts predict that the Web hosting industry and global operational outsourcing could exceed $18.9 billion by 2003. "Our entry into the European market is designed to capture an early foothold in this fast growing industry. We view the European market, with its rich mobile environment, as an underdeveloped opportunity where the growth in Internet outsourcing could easily exceed that of the U.S. market. In addition, WorldPort's European customer and partner relationships and market knowledge is expected to provide a competitive advantage," Grivner said. Previously, WorldPort provided advanced voice, data, and Internet services primarily to carriers and corporations in the United States, United Kingdom and the Netherlands.

Further information on WorldPort and its business may be found on our Website at wrdp.com

Cautionary note: This press release may contain certain statements of a forward-looking nature relating to future events or business performance. Any such statements that refer to WorldPort's future business, operating results or other non-historical facts are forward looking and reflect WorldPort's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, the factors detailed in WorldPort's filings with the Securities and Exchange Commission. These statements speak as of the date of this release, and WorldPort undertakes no obligation to update these statements in light of future events or otherwise.